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                     September 28, 2022

       Michael C. Lenz
       Chief Financial Officer
       FedEx Corporation
       942 South Shady Grove Road
       Memphis, Tennessee 38120

                                                        Re: FedEx Corporation
                                                            Form 10-K for
Fiscal Year ended May 31, 2022
                                                            Filed July 18, 2022
                                                            File No. 001-15829

       Dear Mr. Lenz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation